Vera_Roasting_Company_-_About_Us.mp3 (2m 30s)
1 speaker (Glen Miller)


[0:00:00] Glen Miller: Hi. I'm Glen Miller, founder of Vera Roasting Company, makers of CoffVee. We infuse the heart-healthy benefits of red wine into the finest coffee. I'm an organic chemist with 25 years of experience and currently the chair at the chemistry department of the University of New Hampshire. You've probably heard that red wine is good for your heart. That's because of an all-natural antioxidant called resveratrol, which mother nature places in the skins of red grapes and finds its way into red wine. At Vera Roasting Company, we extract resveratrol and infuse it into the finest coffees. With every cup of CoffVee, you get the same heart health benefits as a glass of red wine. Studies show that regular resveratrol in the diet improves cardiovascular function and also neuromuscular health. Perhaps you've heard of the French paradox. The paradox is that doctors noted a long time ago the French are an unusually healthy group. How is it that the French are able to have such a low incidence of coronary heart disease compared to other nations when they eat a diet that's rich in saturated fats? The answer lies in their consumption of red wine. The French drink a lot of red wine, and they drink it every day, and red wine has this potent all-natural antioxidant called resveratrol. The key is to get the resveratrol into your diet on a daily basis. In France it's not unusual to drink two or three glasses a day. In the US, less so. But there is one thing we do here in the US, we drink a lot of coffee. Coffee is our wine, and most coffee drinkers drink coffee every day. In fact, 85% of all US adults are coffee drinkers, and the average coffee drinker drinks three cups a day. Coffee represents the perfect vehicle to introduce resveratrol into the diet and to get those heart health benefits. Now, we didn't want to sacrifice taste with our CoffVee. In fact, one of our highest priorities was that the coffee not only was healthy but it taste great. Our medium Columbian roast CoffVee beat the leading medium roast five-to-one in a double-blind taste test. Our dark French roast CoffVee beat the leading dark seven-to-one. Our decaf, everybody that tries it says it's the best tasting decaf on the market. Vera Roasting Company is less than a year old. Within nine days of officially launching last December, we've sold CoffVee to consumers in all 50 states. Now we're building relationships with major retail partners who are helping us grow even more. We'll use this money to increase our capacity and support sales and marketing, all while maintaining a stubborn commitment to quality. Your investment will help us proliferate the planet with heart-healthy CoffVee. CoffVee, the heart-healthy benefits

[0:02:24] Glen Miller: of red wine infused into the finest coffee.  [0:02:27]






Vera_Roasting_Company_-_NH_Business_with_Fred_Kocher.mp3 (5m 17s)
3 speakers (Fred Kocher, Mark Galvin, Glen Miller)


[0:00:08] Fred Kocher: Welcome to New Hampshire's Business. I'm Fred Kocher. In a minute, we're going to talk to the newest start-up business in New Hampshire, but first, look at this graphic from the Kaufman Foundation, a national group saying that business start-up activity in the US rose for the first time in five years during 2015. With the largest year over year increase in the past two decades. That's amazing. Here in New Hampshire, the SPA and Concord, the Small Business Administration Office in Concord says they their retired executives, the score chapter, has helped about 257 businesses, start-ups in New Hampshire last year. And private investors have helped about 198 businesses over the last three years. So we have a lot of start-up activity in New Hampshire. But here's the newest on in New Hampshire. Take a look. Vera Roasting Company on the seacoast. They make coffvee, C-O-F-F-V-E-E. We'll talk about that in a minute. Coffee beans infused with resveratrol from red wine, resveratrol's a national antioxidant minus the alcohol and the first production sold out and they're producing more. With me to talk about this are Mark Galvin, the managing director of the New England Innovation Center, Mark, welcome.

[0:01:15] Mark Galvin: Thank you.

[0:01:15] Fred Kocher: And Glen Miller, founder of the Vera Roasting Company on the seacoast and also professor of organic chemistry at the University of New Hampshire. Welcome.

[0:01:22] Glen Miller: Thank you, Fred.

[0:01:23] Fred Kocher: Where did you get this idea?

[0:01:25] Glen Miller: Well-

[0:01:25] Fred Kocher: Wine into coffee.

[0:01:27] Glen Miller: As you mentioned, resveratrol is a potent antioxidant in red wine and there's been a lot of work over the years linking red wine to heart health in particular. Folks may be aware of the French paradox where the French as a population have a low incidence of coronary heart disease despite the fact that they have a diet that's rich in saturated fats. And this is widely attributed to red wine. In the last 10 or 15 or 20 years, there've been literally hundreds of studies about the health benefits of red wine and those studies all seem to point the finger at resveratrol.

[0:02:03] Fred Kocher: And we're going to drink some of this coffee in a minute and we're going to show how you put this together. But Mark, Glen is based in your New England Innovation Center in Portsmouth. And what do you do to help Glen get this business started? Because you've done it for a number of businesses.

[0:02:17] Mark Galvin: Yeah. We're really trying to get help get the New Hampshire economy going and I met Glen at the New Hampshire Innovation Commercialization which I started with UNH make in 2010 on a prior company we worked on together. And when he came up with this idea, he showed up at our doorstep and collaborated with the team at our center.

[0:02:39] Fred Kocher: And you provide expertise to a new company plus funding, right?

[0:02:44] Mark Galvin: Yeah. Not so much funding. We help get funding when it's necessary but what we do is we basically fill in all the gaps in the start-up team.

[0:02:52] Fred Kocher: Okay, now, Glen, let's what through this. Here we have grapes. We have coffee beans right here in my hand. And we have the finished product in this thermos and in our cups. Just talk about how this all comes together.

[0:03:05] Glen Miller: So grapes are found naturally in several places.

[0:03:09] Fred Kocher: They really are.

[0:03:09] Glen Miller: But one of them, I said grapes, I'm sorry resveratrol is found naturally in several places once of them being the skins of red grapes. So the resveratrol can be extracted from the skins of red grapes and we've discovered a method to infuse it into a coffee bean.

[0:03:24] Fred Kocher: Into these coffee beans right here?

[0:03:26] Glen Miller: Correct.

[0:03:26] Fred Kocher: And then we have the final, and then you roast it. You roast the coffee beans.

[0:03:30] Glen Miller: Well, the beans are roasted first and then the infusion process takes place.

[0:03:34] Fred Kocher: Oh, I see, afterwards.

[0:03:35] Glen Miller: Yes. It's after the roasting. And then you arrive at the final product, coffvee, which we sell in either a medium roast or a dark roast.

[0:03:43] Fred Kocher: Coffvee. C-O-F-F-V-E-E, the V for Vera.

[0:03:48] Glen Miller: The V for Vera roasting and the vera from resveratrol.

[0:03:52] Fred Kocher: Oh, from resveratrol. Now, you've had a, your first production line was sold out and you've now had some more production lines. Where are you selling this?

[0:04:01] Glen Miller: We're selling it online at veraroasting.com.

[0:04:04] Fred Kocher: Veraroasting.com. Right. And this, let's drink it. Let's drink some coffee. I'm going to taste it right here and tell the audience how good it is . That's delicious. That's delicious.

[0:04:17] Mark Galvin: Thank you, Fred.

[0:04:18] Glen Miller: Thank you.

[0:04:18] Fred Kocher: And that's the mild-

[0:04:21] Glen Miller: That's the medium roast that you're drinking.

[0:04:22] Fred Kocher: The medium roast, but you also have French roast, right?

[0:04:24] Glen Miller: We have a dark, French roast as well. Our medium roast in a double blind taste test beat the leading medium roast five to one and our dark French roast beat the leading dark French roast seven to one.

[0:04:35] Fred Kocher: Quickly, what's the potential market for this in about 10 seconds?

[0:04:38] Glen Miller: Coffee's a four billion dollar industry.

[0:04:41] Fred Kocher: Okay. That says it all. Okay. Glen. Glen Miller who is the founder of Vera Roasting Company on the seacoast and Mark Galvin managing director of the New England Innovation Center. Thanks and good luck with this. You're going to be selling this at Christmas time.

[0:04:55] Mark Galvin: Yeah. We just want to let you know that if orders are in by Monday at 2:30 in the afternoon, it will delivered in time for Christmas.

[0:05:03] Fred Kocher: At veraroasting.com.

[0:05:04] Mark Galvin: That's correct.

[0:05:04] Fred Kocher: V-E-R-A roasting dot com.

[0:05:07] Glen Miller: Thank you, sir.

[0:05:07] Fred Kocher: Okay. Thank you.

[0:05:08] Glen Miller: Thank you Fred.

[0:05:09] Mark Galvin: Thank you very much.

[0:05:09] Fred Kocher: If you want to see this interview again and watch us sip some coffee, you

[0:05:12] Fred Kocher: can go to wmur.com, click on news, and then click on project economy. [0:05:16]